Exhibit 99.1

SERVISFIRST BANCSHARES, INC.

DECLARES SECOND QUARTER CASH DIVIDEND

AND ANNOUNCES THREE-FOR-ONE STOCK SPLIT

BIRMINGHAM, AL (PR Newswire) – June 17, 2014 – ServisFirst Bancshares, Inc., (NASDAQ: SFBS) (“ServisFirst”), the holding company for ServisFirst Bank, today announced that, at a meeting held on June 16, 2014, its Board of Directors declared a quarterly cash dividend and approved a three-for-one split in ServisFirst common stock. The quarterly dividend of $0.15 per share pre-split is payable on July 15, 2014 to stockholders of record as of July 8, 2014. Future declarations of quarterly dividends will be subject to the approval of the Board of Directors and may be adjusted as business needs or markets change.

In addition, ServisFirst’s Board of Directors declared a three-for-one common stock split in the form of a stock dividend. The stock dividend will be payable July 16, 2014 to stockholders of record as of July 9, 2014. Holders of ServisFirst’s common stock as of the record date will receive two additional shares for every share held on the record date of July 9, 2014.

As a result of the stock split, the total number of shares of common stock outstanding will increase from approximately 8.2 million to approximately 24.5 million. The additional shares of common stock are expected to be distributed on or about July 16, 2014 by ServisFirst’s transfer agent, Registrar and Transfer Company.

About ServisFirst Bancshares, Inc.

ServisFirst Bancshares, Inc. is a bank holding company based in Birmingham, Alabama. Through its subsidiary, ServisFirst Bank, ServisFirst Bancshares, Inc. provides business and personal financial services from locations in Birmingham, Huntsville, Mobile, Montgomery and Dothan, Alabama, Pensacola, Florida and Nashville, Tennessee. ServisFirst Bancshares, Inc. files periodic reports with the U.S. Securities and Exchange Commission (SEC). Copies of its filings may be obtained through the SEC’s website at www.sec.gov or at www.servisfirstbank.com.

Cautionary Note Regarding Forward-Looking Statements

Statements in this press release that are not historical facts are hereby identified as “forward-looking statements” for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. The words “believe,” “expect,” “anticipate,” “project,” “plan,” “intend,” “will,” “would,” “might” and similar expressions often signify forward-looking statements. Such statements involve inherent risks and uncertainties. ServisFirst Bancshares, Inc. cautions that such forward-looking statements, wherever they occur in this press release or in other statements attributable to ServisFirst Bancshares, Inc., are necessarily estimates reflecting the judgment of ServisFirst Bancshares, Inc.’s senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. For discussion of these and other risks that may cause actual results to differ from expectations, please refer to “Cautionary Note Regarding Forward-looking Statements” and “Risk Factors” in our Registration Statement on Form S-1 and our other SEC filings. You should not place undue reliance on any forward-looking statements, which speak only as of the date made. ServisFirst Bancshares, Inc. assumes no obligation to update or revise any forward-looking statements that are made from time to time.

More information about ServisFirst Bancshares, Inc. may be obtained over the Internet at www.servisfirstbank.com or by calling (205) 949-0302.

Contact: ServisFirst Bank

Davis Mange (205) 949-3420

DMange@servisfirstbank.com